Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reports Progress in Multiple Clinical Programs;

Announces Second Quarter Financial Results

Note: Conference Call Now Scheduled for Tomorrow Morning,

Wednesday, July 30 at 8:00AM ET

WILMINGTON, DE—July 29, 2008—Incyte Corporation (Nasdaq:INCY) today announced its second quarter 2008 financial results and reported continued progress in several lead clinical programs.

Paul Friedman, M.D., President and CEO of Incyte, stated, “During the second quarter, we presented clinical findings at several scientific conferences from our ongoing Phase II trials demonstrating that our lead JAK inhibitor compound, INCB18424, was well tolerated and provided rapid and profound effects in patients with myelofibrosis and rheumatoid arthritis.  Additionally, we continue to see encouraging efficacy results in psoriasis patients using the topical formulation of INCB18424.

We also presented clinical results from a 28-day Phase IIa trial with INCB13739 demonstrating that oral treatment with this 11beta-HSD1 inhibitor significantly improved insulin sensitivity and decreased plasma cholesterol levels in patients with type 2 diabetes.  These results suggest that INCB13739 may be more effective in addressing a broad range of metabolic risk factors than existing diabetes therapies.

We expect to make substantial clinical progress this year and next, which will include results from ongoing Phase II trials with INCB18424 in myelofibrosis, polycythemia vera and essential thrombocythemia, rheumatoid arthritis and psoriasis, the ongoing Phase IIb trial for our HSD1-inhibitor and a Phase IIa trial with our HM74a agonist.”

Below is a summary of recent clinical activities during the second quarter:

Janus Associated Kinase (JAK) Inhibitor Program

INCB18424: Myelofibrosis, a life-threatening myeloproliferative disease

•                  Results from the ongoing Phase II trial were the subject of oral presentations at the American Society of Clinical Oncology meeting and the European Hematology Association meeting, June 2 and 14, 2008, respectively.  These results demonstrated that INCB18424 provided:

•                  unprecedented reductions in splenomegaly which affects the majority of myelofibrosis patients;

•                  improvements in quality of life measures, including clinically meaningful reductions in fatigue, night sweats and pruritus; and

•                  marked increases in appetite and weight gain which improves the cachexia seen in these patients.

•                  Reversible thrombocytopenia seen in this trial has been effectively managed by dose reduction and/or interruption of therapy.

•                  Continued enrollment of patients in the Phase II trial to confirm an optimal dosing regimen and to select, in addition to spleen reduction, a co-primary endpoint to use in the myelofibrosis registration trials.  Currently, over 100 myelofibrosis patients have been enrolled in the trial.

INCB18424: Additional Myeloproliferative diseases: Polycythemia Vera (PV) and Essential Thrombocythemia (ET)

•                  Initiated an open-label multiple-dose Phase II trial to assess the safety and efficacy of INCB18424 in patients with advanced PV and ET.  This multi-center trial will include clinical sites in the U.S. and Europe and is expected to enroll over 100 patients.

INCB18424: Other Oncology Indications

•                  Continued patient enrollment in two dose-ranging Phase IIa trials involving patients with multiple myeloma and hormone-refractory prostate cancer, with top-line results expected later this year.

INCB18424: Rheumatoid Arthritis (RA)

•                  Results from the first of four treatment groups from the ongoing Phase IIa trial were presented at the European League Against Rheumatism meeting on June 12, 2008.  Results from the first cohort in this trial, involving 12 treated and 4 placebo patients, demonstrated that the 15 mg twice-daily dose of INCB18424 was well tolerated and provided ACR20/50/70/90 response rates of 75%/50%/25%/17%, respectively, with responses seen in as early as one week.

•                  Three additional treatment groups involving 32 RA patients have been completed.  Preliminary results from this Phase IIa trial have been accepted for oral presentation at the American Rheumatology Meeting, October 24-29, 2008.

INCB18424: Psoriasis (topical formulation)

•                  Completed the third cohort of the 28-day sub-total inunction safety study in psoriasis patients in which the compound continued to show encouraging efficacy and was well tolerated.  Results from our completed 28-day Phase IIa trial have been accepted for poster presentation at the European Academy of Dermatology and Venereology meeting, September 17-21, 2008.

•                  Based on the safety and efficacy of the first three cohorts of this study, a three-month Phase IIb trial in mild to moderate psoriatic patients is expected to initiate in the fourth quarter.

INCB28050: Follow-on compound for inflammation

•                  Completed the single-dose escalation Phase I trial in healthy volunteers. INCB28050 was well tolerated and demonstrated appropriate pharmacokinetic and pharmacodynamic properties to begin a multiple dose escalation study.

11beta-HSD1 Inhibitor Program

INCB13739: Type 2 Diabetes

•                  Results from the completed Phase IIa trial were the subject of an oral presentation at the American Diabetes Association meeting on June 9, 2008, and demonstrated that 28 days of treatment with INCB13739 significantly improved hepatic insulin sensitivity and decreased plasma LDL- and total-cholesterol levels in patients with type 2 diabetes.

•                  INCB13739 is currently being studied in a randomized, double-blind, placebo-controlled, dose-ranging Phase IIb clinical trial in patients with type 2 diabetes.  This is a multi-national trial designed to evaluate the safety and efficacy of multiple once-daily dose regimens of INCB13739 when added to failing metformin monotherapy.  The primary endpoint of the trial is the change from baseline to week 12 in hemoglobin A1c.

INCB20817: Follow-on compound

•                  Completed the single- and multiple-dose Phase I trial for INCB20817 a structurally distinct 11beta-HSD1 inhibitor. INCB20817 was well tolerated and demonstrated appropriate drug-like properties to support its role as a potential back-up molecule to INCB13739.

HM74a Agonist Program

INCB19602: Type 2 Diabetes

•                  Initiated a 28-day dose-ranging Phase IIa trial involving 120 type 2 diabetes patients which is expected to provide top-line proof-of-concept data early next year.

Sheddase Inhibitor Program

INCB7839: Breast Cancer

•                  Continued to enroll patients in a Phase II trial in combination with Herceptin(R) with top-line results expected late this year.

Second Quarter Financial Results

Cash Position

As of June 30, 2008, cash, short-term and long-term marketable securities totaled $188.0 million, compared to $257.3 million as of December 31, 2007.

During the six months ended June 30, 2008, we used $69.3 million in cash and marketable securities.  Cash use guidance of $132 to $142 million for 2008 remains unchanged.

Revenues

Total revenues for the quarter ended June 30, 2008 were $0.6 million as compared to $10.6 million for the same period in 2007.  Revenues for the six months ended June 30, 2008 were $1.9 million, as compared to $18.0 million for the same period in 2007. The decrease was primarily the result of revenues recognized in 2007 under our collaborative research and license agreement with Pfizer.

Net Loss

The net loss for the quarter ended June 30, 2008 was $45.6 million, or $0.54 per share, as compared to $18.4 million, or $0.22 per share, for the same period in 2007.

The net loss for the six months ended June 30, 2008 was $85.7 million or $1.01 per share, as compared to $40.6 million or $0.48 per share, for the same period in 2007.

Included in the net loss for the quarter and the six months ended June 30, 2008 was $3.9 million and $7.3 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.6 million and $4.8 million, respectively, for the same periods in 2007.

Operating Expenses

Research and development expenses for the quarter ended June 30, 2008 were $38.1 million as compared to $23.3 million for the same period last year.  Research and development expenses for the six months ended June 30, 2008 were $71.1 million, as compared to $47.2 million for the same period last year. The increase in research and development expenses resulted from the growth and advancement of our clinical pipeline.  We expect our research and development expenses to vary from quarter to quarter, primarily due to the timing of our clinical development activities.

Included in the research and development expenses for the quarter and the six months ended June 30, 2008 was $2.9 million and $5.3 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $1.8 million and $3.3 million, respectively, for the same periods in 2007.

Selling, general and administrative expenses for the quarter and the six months ended June 30, 2008 were $4.1 million and $8.5 million, respectively, as compared to $3.5 million and $7.2 million, respectively, for the same periods in 2007.

Included in the selling, general and administrative expenses for the quarter and the six months ended June 30, 2008 was $1.0 million and $2.0 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $0.8 million and $1.5 million, respectively, for the same periods in 2007.

Interest Income (Expense)

Interest income for the quarter and the six months ended June 30, 2008 was $1.4 million and $3.5 million, respectively, as compared to $3.7 million and $7.8 million, respectively, for the same periods in 2007.

Interest expense for the quarter and the six months ended June 30, 2008 was $6.2 million and $12.4 million, respectively, as compared to $6.0 million and $11.9 million, respectively, for the same periods in 2007.  Included in interest expense for the quarter and the six months ended June 30, 2008, was $2.2 million and $4.3 million, respectively, of non-cash charges to amortize the original issue discount of our 3 1/2% Convertible Senior Notes.

Conference Call Information

Incyte will hold its second quarter 2008 financial results conference call at 8:00 a.m. ET tomorrow, Wednesday, July 30, 2008. To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the passcode, which is 291287.

If you are unable to participate, a replay of the conference call, when made available, will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415.  To access the replay you will need the conference account number 278 and the ID number 291287.

The conference call will also be webcast live on CCBN and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts. When available, the conference call replay can also be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs. Incyte’s pipeline includes multiple compounds in Phase I and Phase II development for oncology, inflammation and diabetes.  For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to INCB13739’s potential effectiveness in addressing a broad range of metabolic risk factors, expectations regarding making substantial clinical progress this year and next, which will include results from ongoing Phase II trials with INCB18424 in myelofibrosis, polycythemia vera and essential thrombocythemia, rheumatoid arthritis and psoriasis, the ongoing Phase IIb trial for our HSD1-inhibitor and a Phase IIa trial with our HM74a agonist, the continued enrollment of patients in a Phase II trial to confirm an optimal dosing regimen and to select the co-primary endpoints to use for the INCB18424 registration trials in myelofibrosis, expectations regarding trial size of the Phase II trial for INCB18424 in PV and ET, expectations of top-line results later this year for INCB18424 in multiple myeloma and prostate cancer, plans to initiate a three month Phase IIb trial in mild to moderate psoriatic patients in the fourth quarter using once-daily dosing, the pharmacokinetic and pharmacodynamic properties of INCB28050 and plans to initiate a multiple dose escalation study with INCB28050, the drug-like properties of INCB20817 supporting its role as a potential back-up molecule to INCB13739, expectations that a Phase IIa trial in type 2 diabetes for our HM74a agonist INCB19602 will provide top-line proof-of-concept data early next year, expectations that top line results for the Phase II trial of INCB7839 will be provided late this year, and financial guidance about expected cash use and research and development expenses, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, the uncertainty of the FDA approval process, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Contract revenues	$57	$8,933	$644	$15,007
License and royalty revenues	557	1,643	1,276	2,991

Total revenues	614	10,576	1,920	17,998

Costs and expenses:
Research and development	38,132	23,301	71,087	47,207
Selling, general and administrative	4,103	3,535	8,456	7,227
Other expenses	(918)	(73)	(795)	34

Total costs and expenses	41,317	26,763	78,748	54,468

Loss from operations	(40,703)	(16,187)	(76,828)	(36,470)
Interest and other income, net	1,353	3,713	3,493	7,780
Interest expense	(6,213)	(5,965)	(12,386)	(11,896)

Net loss	$(45,563)	$(18,439)	$(85,721)	$(40,586)

Basic and diluted net loss per share	$(0.54)	$(0.22)	$(1.01)	$(0.48)

Shares used in computing basic and diluted net loss per share	84,871	84,136	84,736	84,060

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2008	December 31, 2007

Cash, cash equivalents, and short-term and long-term marketable securities	$188,032	$257,327
Total assets	204,735	275,695
Convertible senior notes	126,498	122,180
Convertible subordinated notes	264,781	264,376
Total stockholders’ deficit	(237,195)	(159,517)